Exhibit 10.4

FRONTIER COMMUNICATIONS CORPORATION
CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is dated as of July 24, 2017 (the “Effective Date”) by and between Frontier Communications Corporation (the “Company”) and [name of executive] officer[Name of executive officer] (“Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below);

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations, in each case as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Agreement.   This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the second anniversary of the Effective Date.  Notwithstanding the foregoing, on each anniversary of the Effective Date, the term of this Agreement automatically shall be extended for one additional year, unless not less than ninety (90) days prior to such anniversary the Company notifies Executive in writing that it does not wish to extend the term of this Agreement; provided, however, that no such notice of non-extension may be given during the two-year period following the consummation of a Change in Control.

2. At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or pursuant to the terms and conditions of any then-current plan or arrangement of the Company applicable in whole or in part to severance other than in Change in Control situations.

3. Treatment of Equity Awards Upon a Change in Control.

(a) In the event of a Change in Control in which the acquiring or surviving entity does not Assume and/or continue outstanding and unvested equity awards, effective upon the consummation of such Change in Control, Executive shall be entitled to the following:

(i) full vesting of all outstanding and unvested restricted stock awards along with any other outstanding and unvested equity awards (excluding any long-term incentive program awards or other performance-based equity awards, which are addressed below); and

(ii) vesting of all outstanding and unvested long-term incentive program awards (e.g., performance share awards), calculated based on (A) the actual level of achievement with respect to the applicable performance goals for completed performance periods prior to the Change in Control and (B) the target level of achievement with respect to applicable performance goals for later performance periods.

(b) In the event of a Change in Control in which the acquiring or surviving entity Assumes and/or continues outstanding and unvested equity awards, effective upon the consummation of such Change in Control all outstanding and unvested time-based equity awards shall continue to vested in accordance with their existing terms and all long-term incentive program awards (e.g., performance share awards) shall be converted into time-based equity awards with the number of shares subject thereto calculated in accordance with the existing terms of the award and based on (i) the actual level of achievement with respect to the applicable performance goals for completed performance periods prior to the Change in Control and (ii) the target level of achievement with respect to applicable performance goals for later performance periods.

In determining actual performance with respect to outstanding long-term incentive program awards as described in this Section 3, the total shareholder return (“TSR”) modifier will be based on actual performance from the beginning of the applicable measurement period through the date of the Change in Control.

For the avoidance of doubt, in the event that the terms and conditions of any long-term incentive program awards or other performance-based equity awards granted after the date of this Agreement explicitly provide for treatment upon a Change in Control and/or Covered Termination that is different than that provided above, the terms and conditions of such future awards shall apply in lieu of this Section 3.

4.  Covered Termination During a Change in Control Period.  If Executive experiences a Covered Termination during a Change in Control Period, and if Executive (1) delivers to the Company a general release of claims substantially in the form attached hereto as Annex A (the “Release Agreement”) that becomes effective and irrevocable within sixty (60) days following such Covered Termination, and (2) complies with the covenants set forth in Section 10 hereof, then in addition to any accrued but unpaid salary, bonus (including any Unpaid Earned Bonus (as defined below),  vacation and expense reimbursement, the Company shall provide Executive with the following:

(a) a lump sum cash payment in an amount equal to two (2) times the sum of (i) Executive’s base salary at the rate in effect immediately prior to Executive’s termination (not taking into account any changes in compensation that results or could result in a termination for Good Reason) of employment and (ii) Executive’s target annual cash bonus (not taking into account any changes in compensation that results or could result in a termination for Good Reason) for the year in which Executive’s termination of employment occurs payable, less applicable withholdings, as soon as administratively practicable following the date the Release Agreement is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination;

(b) an additional lump sum cash payment in an amount equal to a pro-rata portion (based on the number of days Executive is employed in the year in which Executive’s termination of employment occurs) of Executive’s annual target cash bonus for the year in which Executive’s termination of employment occurs payable, less applicable withholdings, as soon as administratively practicable following the date the Release Agreement is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination;

(c) full vesting of all outstanding and unvested restricted stock awards along with any other outstanding and unvested equity awards (including any long-term incentive program awards and other performance-based equity awards that were converted into time-based equity awards pursuant to Section 3(b) hereof);

(d) if Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, payment or reimbursement by the Company for the COBRA premium for Executive and Executive’s covered dependents through the earlier of (i) the eighteen  (18) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided that Executive will remain responsible for the portion of the premium equivalent to the portion payable by active executives under the Company’s healthcare plan.

In the event Executive experiences a Covered Termination during a Change in Control Period,  Executive shall not be entitled to severance payments and benefits payable or provided under any other severance plan or arrangement, and instead Executive shall be paid under this Agreement in accordance with its terms and conditions.

5.  Other Terminations.  If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination during a Change in Control Period, then Executive shall not be entitled to any benefits hereunder.

6.  Limitation on Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time    requested by the Company or Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.  Any reduction in payments and/or benefits pursuant to this Section 6 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of performance-based equity awards; (3) cancellation of accelerated vesting of equity awards other than performance-based equity awards; and (4) reduction of other benefits payable to Executive.

7.  Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a) Assume.  An equity award will be deemed “Assumed”  only if, following consummation of a Change in Control, such award preserves the existing value embedded in the award at the time of the Change in Control and continues to constitute (in the case of restricted stock) or be issuable (in the case of long-term incentive program awards and other performance-based equity awards) in the common equity of (i) the Company, (ii) the successor entity to the Company or the Company’s business,  or (iii) the ultimate parent entity of the foregoing (as applicable) following the Change in Control; provided, however, that if such common equity is not publicly traded on either the New York Stock Exchange or the Nasdaq Stock Market (or any successor thereto), then such equity award shall be deemed to have not been Assumed.

(b) Cause.  “Cause”  means Executive’s: (i) willful and continued failure (other than as a result of physical or mental illness or injury) to perform Executive’s material duties to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to Executive by the Company, which demand shall identify and describe such failure with sufficient specificity to allow Executive to respond; (ii)  conduct that willfully or intentionally causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) conviction of, or a plea of guilty or nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving moral turpitude; or (iv) material violation of the Company’s code of conduct, subject to reasonable notice and opportunity to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Board).

(c)  Change in Control.  “Change in Control” means the occurrence of any of the following events with respect to the Company:

(i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof) “Person” or “person”) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities other than in connection with a transaction, described in clause (ii) below, that would not result in the occurrence of a Change in Control;

(ii) consummation of any (A) consolidation or merger, other than a consolidation or merger of the Company which would result in all or substantially all of the individuals and entities who were beneficial owners of the voting securities of the Company outstanding prior to such merger or consolidation continuing to beneficially own, directly or indirectly, voting securities, either by such securities remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, representing more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the voting securities of the Company outstanding prior to such merger or consolidation, or (B) sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or businesses of the Company; or

(iii) during any 24 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election, appointment or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected, appointed or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(d)  Change in Control Period.  “Change in Control Period” means the period that begins six (6) months before and that ends twenty-four (24) months following the date a Change in Control is consummated.

(e)  Covered Termination.  “Covered Termination” means Executive’s resignation for Good Reason or the termination of Executive’s employment by the Company for any reason other than for Cause, in each case during a Change in Control Period.

(f) Good Reason.  “Good Reason” means: (i) the material failure of the Company to pay or cause to be paid Executive’s base salary or annual bonus (to the extent earned); (ii) any substantial and continuing diminution in Executive’s position, authority, duties, responsibilities, or reporting relationships in effect immediately prior to such diminution; (iii) a relocation of Executive’s principal office location of more than 50 miles or a shorter distance that the Compensation Committee determines causes Executive material hardship; (iv) a decrease by the Company of Executive’s base salary or target annual bonus in effect immediately prior to such decrease that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2); (v) a decrease in Executive’s aggregate employee benefits that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2); or (vi) a successor to the Company failing to expressly assume this Agreement.  In order for Executive to terminate employment for Good Reason, (A) Executive must notify the Company of any event purporting to constitute Good Reason within ninety (90) days of the first occurrence thereof, (B) the Company must fail to take full corrective action within thirty (30) days of Executive’s notice, and (C) Executive must terminate Executive’s employment within ninety (90) days after the end of such cure period.

(g) Unpaid Earned Bonus.  “Unpaid Earned Bonus”  means, with respect to the fiscal year ended before the date of a Covered Termination if the annual bonus for such year has not already been paid to Executive prior to the date of such Covered Termination,  the annual bonus that Executive would have been entitled to receive pursuant to the Company’s annual bonus plan in effect prior to the earlier to occur of the Change in Control and the date of a Covered Termination; provided, however, that such annual bonus shall be calculated without giving effect to any exercise of negative discretion (or similar action, however labeled) by the Board, any committee thereof, or any other person or group of persons (whether of the Company or any other entity) having such power.

8.  Successors.

(a) Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.  Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer and Chief Legal Officer.  Any party may serve process in any matter relating to this Agreement in the same manner.

10.  Confidential Information; Return of Property; Non-Disparagement; Non-Solicitation.

(a) Executive acknowledges that during the course of Executive’s employment with the Company, Executive has been entrusted with proprietary information relating to the Company’s businesses, including actual or potential strategies; competitor information; products; equipment; processes; software; business plans; marketing and selling plans; personnel information, including payroll records (regarding current and former employees); formulas; financial, accounting and internal audit records; tax information, planning and strategies; legal strategies; actual and potential customer information, including account and transaction information; pricing and cost information; and

research and development (the “Confidential Information”; as used in this Agreement, Confidential Information shall also include documents or information belonging to third parties covered under confidentiality agreements entered into by the Company and such third parties). The protection of the Confidential Information is vital to the interests and success of the Company.  Therefore, Executive shall not, at any time, directly or indirectly, for himself, or on behalf of any other Person or otherwise, divulge or disclose for any purpose whatsoever, or duplicate, photocopy, fax, electronically send or download into any information retrieval system including the Internet, any Confidential Information; and Executive shall hold all such information strictly confidential and shall not directly or indirectly communicate, disclose or use such information for any purpose whatsoever, other than in connection with the performance of Executive’s job duties while employed or retained by the Company.  In the event that Executive is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to make any disclosure which is prohibited or otherwise constrained by this Section 7, Executive agrees that Executive shall provide the Company with prompt written notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy or waive Executive’s compliance with the provisions of this Section 10.  In the event that such protective order or other remedy is not obtained, or the Company grants a waiver hereunder, Executive may furnish that portion (and only that portion) of the information that Executive is legally compelled to disclose or else stand liable for contempt or suffer other censure or penalty; provided, however, that Executive shall use Executive’s best efforts to obtain reliable assurance that confidential treatment will be accorded any information so disclosed.

(b) Executive shall return to the Company no later than three (3) days after the date on which Executive’s employment by the Company terminates (the “Separation Date”), the originals and all copies of any business records or documents of any kind belonging to, or related to, the Company that are or were subject to Executive’s access, custody, or control, regardless of the sources from which such records were obtained, together with all notes and summaries relating thereto, and no later than three (3) days after the Separation Date shall delete all electronic copies of such business records or documents then stored on any electronic device not belonging to the Company.  Additionally, on the Separation Day, Executive shall return to the Company all keys, security cards, credit cards, passwords, and other means of access to the Company’s offices and other facilities.

(c) Executive shall also, no later than the Separation Date, return to the Company any and all computer hardware, equipment, and software belonging to the Company, including any and all program and/or data disks, manuals, and all hard copies of Company information and data, and shall disclose to the Company any and all passwords utilized by Executive with regard to the Company’s computer hardware and software so that the Company has immediate, full, and complete access to all of the Company’s data and information stored, used, and maintained by Executive, or to which Executive had access.  Executive shall also, no later than the Separation Date, return to the Company any other property of the Company.

(d) Executive acknowledges that Executive’s obligations under this Agreement are in addition to those obligations Executive has under applicable law in respect of trade secrets and other legally protected information and those arising under Executive’s duty of loyalty owed to the Company.

(e) Executive agrees not to make or otherwise publish any statements that in any way disparage, or otherwise reflect adversely on, the Company or any other Released Party, to any person or entity either orally or in writing.  Disparaging statements as used in this paragraph shall include, but not be limited to, any statements regarding any public or non-public information about the Company or its owners, directors, employees, customers, vendors, or patrons, that may reasonably be considered to be detrimental to the Company or any other Released Parties, or to their business operations or to their business, professional, or personal reputations.

(f) The Company agrees not to make or otherwise publish any statements that in any way disparage, or otherwise reflect adversely on, Executive to any person or entity either orally or in writing. Disparaging statements as used in this paragraph shall include, but not be limited to, any statements regarding any public or non-public information about Executive that may reasonably be considered to be detrimental to Executive or Executive’s business, professional, or personal reputation.  The Company shall not be liable for any breach of this Section 10(f) by any current or future employee who is neither a director nor executive officer (as used in Rule 401 of SEC Regulation S-K) of the Company.

(g) Non-Solicitation.  Executive agrees not to (i) directly or indirectly, for Executive or on behalf of any other Person or otherwise, endeavor to entice away or solicit for employment or as a consultant or independent contractor, any Person employed or retained by the Company at any time during the term of such restriction while such Person remains employed or retained by the Company and for a two  (2) year period after the termination of such employment or retention; (ii) or in any manner persuade or attempt to persuade any such Person to discontinue a business relationship with the Company.  After Executive’s employment with the Company has ended, this Section 10(g) does not prohibit Executive from responding to any inquiry initiated by any Person regarding employment or from making an offer of employment to any Person employed or retained by the Company as long as Executive did not initiate contact with such Person for the purpose of soliciting for employment or as a consultant or independent contractor.

(h)  Survival of Provisions.  The provisions of this Section 10 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

11.  Legal Fees.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), but only to the extent that Executive prevails on at least one material claim in such contest.

12.  Miscellaneous Provisions.

(a) Section 409A.

(i) Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 12(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii) Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(b) Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement.  This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding the subject matter hereof.  Any addition or modification to this Agreement, or waiver of any provision hereof, must be in writing and signed by the parties hereto.

(d) No Mitigation of Damages; No Alienation.

(i) Executives rights under this Agreement will be considered severance pay in consideration of Executive’s past service and Executive’s continued service from the date of this Agreement. Executive will not have any duty to mitigate Executive’s damages or reduce the Company’s payments or other obligations to Executive under this Agreement by seeking future employment. The amounts payable, and other benefits provided, to Executive under this Agreement will not be reduced or subject to repayment to the Company as a result of any compensation Executive may receive from future employment.

(ii) Except as set forth in Release Agreement,  the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform the Company’s obligations under this Agreement will not be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

(iii) None of the benefits, payments, proceeds, or claims that Executive may expect to receive, contingently or otherwise, under this Agreement will be subject to any claim of any creditor and, in particular, the same will not be subject to attachment or garnishment or other legal process by any creditor, nor will Executive have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits, payments, proceeds, or claims that Executive may expect to receive, contingently or otherwise, under this Agreement. Notwithstanding the preceding sentence, benefits, payments, proceeds, or claims that are in pay status may be subject to a garnishment or wage assignment or authorized or mandatory deductions made pursuant to a court order, a tax levy, or applicable law or your elections.

(e) Indemnification: In any circumstance where, under the Company’s certificate of incorporation or by-laws, the Company has the power to indemnify or advance expenses to Executive in respect of any judgments, fines, settlements, losses, costs or expenses (including attorneys’ fees) of any nature relating to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company,  the Company agrees that, if Executive has undergone a Covered Termination, the Company will promptly, on written request, indemnify and advance expenses to Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Company will not be deemed to impair or limit any other obligation of the Company respecting indemnification of Executive otherwise arising out of this Agreement or any other agreement or promise of the Company or under the Company’s certificate of incorporation or by-laws.

(f)  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut.

(g)  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(i)  Headings.  All descriptive headings of sections in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to any such heading.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

FRONTIER COMMUNICATIONS CORPORATION

By:  ______________________________________

Name:  ___________________________________

Date:  ____________________________________

EXECUTIVE

___________________________________
[Name of executive officer]

Date:  ______________________________

Annex A

Form of General Release Agreement

THIS GENERAL RELEASE AGREEMENT (this “Release Agreement”), by and between [Name of executive officer] (the “Executive”) and Frontier Communications Corporation, and its subsidiary and affiliate corporations (collectively, the “Company”), with reference to the following facts:

1.Payment Contingent upon Release. Executive understands that the Company’s obligation to make the payments provided for in the Change in Control Agreement, dated as of July 5,  2017 (the “Change in Control Agreement”), between Executive and the Company, is conditioned upon Executive’s execution of this Release Agreement within 60 days after the Date of Termination and non-revocation of this Release Agreement in accordance with the terms hereof.

2.General Releases.

(a) In consideration of the Company’s execution of this Release Agreement and of the payments and benefits provided for in the Change in Control Agreement, which Executive acknowledges is adequate consideration, Executive, on behalf of Executive’s heirs, successors, assigns, executors, and representatives of any kind, releases and forever discharges the Company, its subsidiaries, affiliates, and divisions, and all their past, present, and future employees, directors, officers, agents, shareholders, insurers, attorneys, employee benefit plans and plan fiduciaries, executors, successors, assigns, and other representatives of any kind in their capacities as such (referred to in this Release Agreement collectively as “Released Parties”) from any and all claims, charges, demands, liabilities, or causes of action of any kind, known or unknown, arising through the date Executive executes this Release Agreement, including, but not limited to, any claims, liabilities, or causes of action of any kind arising in connection with Executive’s employment or termination of employment with the Company. The Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties, except that nothing in this Release Agreement shall affect any rights Executive may have under:  (i) this Release Agreement; (ii) any funded retirement or 401(k) plan of the Company; or (iii) the Change in Control Agreement.   Without limitation, Executive waives any right or claim to reinstatement of Executive’s employment with the Company, although Executive may be reemployed by mutual agreement of the Parties. The claims that Executive is releasing include, but are not limited to: claims for wrongful discharge; constructive discharge; breach of contract; tortious interference with contract; unlawful terms and conditions of employment; retaliation; defamation; invasion of privacy; unlawful conspiracy; discrimination and/or harassment, including any discrimination and/or harassment claim arising under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Federal Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d) et seq.; Executive Retirement Income Security Act of 1974, 29 U.S.C. §301 et seq.; the Worker Adjustment and Retraining Notification

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Act, 29 U.S.C. §2101 et seq.; the Connecticut Human Rights & Opportunities Law, Conn. Gen. Stat. § 46a-60 et seq.; Connecticut Wage and Hour Laws, the Connecticut Wage Payment Law, Conn. Gen. Stat. §§ 31-71a et seq.; and the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. §§ 31-51kk et seq., all as amended; any other federal, state, or local constitutional provision, statute, executive order, and/or ordinance relating to employment, or other civil rights violations; and, except as expressly set forth in the Change in Control Agreement, any claim for any severance and/or other benefits, any bonus for any year; any rights or benefits under the Company’s long-term incentive programs, including without limitation all shares of unvested restricted stock and all performance shares that would or might, absent Executive’s termination, have vested or become issuable to Executive at dates after the date on which Executive’s employment by the Company terminated (the “Separation Date”); and any other claims whether based on contract or tort.

(b) The Executive hereby expressly waives any rights Executive may have under any statute or common law principle concerning the release of claims and potential claims that Executive does not know or suspect to exist in Executive’s favor at the time of executing this Release Agreement, which if known to Executive must or might have materially affected Executive’s settlement with the Company.  Furthermore, Executive acknowledges that Executive intends these consequences even as to claims for damages that may exist as of the date of this Release Agreement but which Executive does not know exist, and which, if known, would materially affect Executive’s decision to execute this Release Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. The Executive acknowledges that if any fact with respect to any matter covered by the Release Agreement is later found to be other than or different from the facts now believed by Executive to be true, the Release Agreement will be and remain in effect, notwithstanding such different facts.

3.No Other Proceedings. The Executive represents and covenants that Executive has not and will not file or join in any action, charge, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties (other than pursuing a claim for unemployment compensation benefits to which Executive may be entitled) with respect to any claim that is released in this Release Agreement, including any matter arising out of or in connection with Executive’s employment with the Company or the termination of that employment.  The Executive covenants and agrees that this Section 3 may be raised as a complete bar to any such action, charge, claim, complaint, lawsuit, or proceeding.

(a) Should Executive file or join (or have filed or have joined) in any action, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties, based on any claim that Executive has released, or should such an action, claim, complaint, lawsuit, or proceeding be filed on Executive’s behalf, Executive agrees to withdraw, dismiss, or cause to be withdrawn or dismissed, with prejudice, any such action, claim, complaint, lawsuit, or proceeding of any kind that is pending in any federal, state, or local agency or court.  If Executive breaks this promise and files or joins (or has filed or has joined) in any action, claim, complaint, lawsuit, or proceeding based on any claim that Executive has released, then Executive will pay for all costs the Company or any of the other Released Parties incurs in defending against Executive’s claim, including reasonable attorneys’ fees, unless prohibited by law.

(b) For the avoidance of doubt, this Release Agreement does not affect or limit any claims that, under controlling law, may not be released by private agreement, including, without limitation, (a) any claims under workers’ compensation laws; or (b) the right to file a charge with the

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Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency, or with the National Labor Relations Board, or to provide information to or assist such agency in any proceeding, provided, however, that Executive agrees that by signing this Release Agreement,  Executive specifically waives Executive’s right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other state or local agency under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, or any other federal, state or local discrimination law, regardless of whether such claim or suit is brought by Executive or on Executive’s behalf, except where prohibited by law.

(c) Additionally, nothing in this Release Agreement shall limit or restrict Executive’s right under the ADEA to challenge the validity of this Release Agreement in a court of law.  However, Executive nevertheless understands that in any suit brought solely under the ADEA, Executive will not be entitled to any damages or other relief unless this Release Agreement and the waivers contained in it were deemed to be unlawful or otherwise invalid.

6.No Sale of Claim. The Executive represents that Executive has not given or sold any portion of any claim discussed in this Release Agreement to anyone else.

7.Cooperation.  From and after the Separation Date, Executive agrees to reasonably cooperate with the Company and its financial and legal advisors when and as the Company requests in connection with any claims, investigations, or other proceedings involving the Company with respect to matters occurring while Executive was employed by the Company; provided, however, that Executive shall have no such obligation with respect to claims, investigations or other proceedings commenced after the second anniversary of the Separation Date.  Executive shall receive no additional compensation for rendering such services pursuant to this Section 7, however the Company will reimburse Executive at Executive’s then-prevailing hourly rate for the time expended by Executive in rendering such services, and for reasonable expenses incurred in connection with such cooperation.

8.Effect of Breach.  If Executive breaches any of Executive’s promises or obligations contained in the Change in Control Agreement or this Release Agreement, then the Company has the right to immediately stop making the payments described in the Change in Control Agreement and to seek repayment of payments already made pursuant to the Change in Control Agreement (except to the extent, if any, prohibited by applicable law).  If the Company exercises its rights under this Section 8 to stop making the payments described in the Change in Control Agreement, then Executive will continue to be obligated to comply with all Executive’s promises and obligations contained in this the Change in Control Agreement and in this Release Agreement.  Additionally, if the Company exercises its rights under this Section 8 to stop making the payments described in the Change in Control Agreement, then the Company will also have the right to pursue all additional rights it has against Executive pursuant to the Change in Control Agreement or this Release Agreement, as well as any and all other legal rights it may have against Executive for breaching any of Executive’s promises or obligations in the Change in Control Agreement or this Release Agreement.  If the Company breaches any of the Company’s promises or obligations contained in the Change in Control Agreement or this Release Agreement, the releases in this Release Agreement shall be null and void and Executive shall have the right to pursue all claims Executive may have against the Company, and additional rights Executive has against the Company pursuant to the Change in Control Agreement or this Release Agreement, as well as any and all other legal rights

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Executive may have against the Company for breaching any of its promises or obligations in the Change in Control Agreement or this Release Agreement.

9.Arbitration.  The parties agree that any disputes regarding any rights or obligations pursuant to the Change in Control Agreement or this Release Agreement shall be resolved by final and binding arbitration pursuant to the Employment Rules of the American Arbitration Association, except that the Company may seek injunctive relief to enforce any confidentiality obligations in the Change in Control Agreement or this Release Agreement in any court of competent jurisdiction. Any arbitration hearing must be conducted in Fairfield County, Connecticut, and shall be a confidential and private proceeding.

10.Enforcement.  If any arbitrator or court of competent jurisdiction determines that Executive or the Company has violated any of Executive’s or the Company’s respective promises or obligations contained in the Change in Control Agreement or this Release Agreement, then the injured party shall be entitled to recover, in addition to its damages, all costs and expenses incurred in its enforcement efforts, including actual attorneys’ fees, from the violating party. In addition, the parties acknowledge and agree that a breach by a party of any of its promises or obligations contained in the Change in Control Agreement or this Release Agreement shall cause the other party irreparable harm and that the other party and its affiliates shall be entitled to seek injunctive relief, in addition to damages, for any such breach.

11.Taxes.  The Executive recognizes that the payments and benefits provided under this the Change in Control Agreement or this Release Agreement will result in taxable income to Executive that the Company will report to appropriate taxing authorities.  The Company shall have the right to deduct from any payment made under the Change in Control Agreement or this Release Agreement any federal, state, local, or other income, employment, Social Security, Medicare or other taxes it determines are required by law to be withheld with respect to such payments and benefits, as well as any applicable payroll deductions.

12.Consultation with Counsel.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED, IN THIS WRITING, TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT EXECUTIVE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL (IF ANY) AS EXECUTIVE DEEMED APPROPRIATE.  Executive understands, however, that whether or not to consult with an attorney is Executive’s decision.  Executive agrees that the Company shall not be required to pay any of Executive’s attorneys’ fees in this or any related matter or lawsuit, now or later, and that the amounts payable under the Change in Control Agreement and this Release Agreement are in full and complete payment of all matters between Executive and the Company, including, without limitation, attorneys’ fees and costs.

13.Right to Revoke Release Agreement.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN PROVIDED WITH A PERIOD OF TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF EXECUTIVE’S RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7)-DAY PERIOD FOLLOWING EXECUTION OF THIS AGREEMENT (THE “REVOCATION PERIOD”).  TO REVOKE, EXECUTIVE MUST GIVE THE COMPANY WRITTEN NOTICE

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OF EXECUTIVE’S REVOCATION WITHIN THE SEVEN (7)-DAY REVOCATION PERIOD.  Any revocation must state “I hereby revoke my acceptance of my Release Agreement.”  The revocation must be personally delivered or mailed to the Company representative noted in Section 17 below and received by such Company representative prior to the expiration of the Revocation Period.  If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in Connecticut, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.  This Release Agreement shall not become effective or enforceable, and the consideration described in the Change in Control Agreement shall not be payable, until the Revocation Period has expired without such revocation having been given.

14.Effective Date of Release Agreement. This Release Agreement becomes effective on the eighth (8th) day after Executive signs and returns it to the Company, provided Executive has not revoked this Release Agreement pursuant to Section 13. After Executive signs and dates the Release Agreement,  Executive must return the Release Agreement to the Company representative noted in Section 17 below.

15.No Reliance.  The parties acknowledge that they execute this Release Agreement in reliance on their own personal knowledge, and are not relying on any representation or promise made by any other party that is not contained in this Release Agreement.

16.Entire Agreement.  This Release Agreement contains the entire agreement between the parties concerning the subject matter of this Release Agreement and supersedes all prior negotiations, agreements, or understandings between the parties, except that any obligations of Executive to the Company under the Change in Control Agreement shall survive the execution of this Release Agreement and continue in full force and effect.  No promises or oral or written statements have been made to Executive other than those in the Change in Control Agreement and this Release Agreement.  If any portion of this Release Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.  Executive agrees that the Company is entitled to cease severance payments and any other benefit set forth in the Change in Control Agreement or this Release Agreement, and recover its prior payment of the same if an arbitrator or court of competent jurisdiction determines that any portion of the release contained in this Release Agreement is unenforceable.

17.Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer and Chief Legal Officer.  Any party may serve process in any matter relating to this Release Agreement in the same manner.

18.Governing Law.  This Release Agreement shall be governed by the substantive laws of the State of Connecticut without regard to conflicts of law principles.

19.Counterpart Signatures.  If the Company and Executive sign this Release Agreement in counterparts, each will be deemed the original but all counterparts together will constitute one instrument.

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20.Headings.  All descriptive headings of sections in this Release Agreement are intended solely for convenience, and no provision of this Release Agreement is to be construed by reference to any such heading.

21.Inducement.  To induce the Company to provide Executive the consideration recited in the Change in Control Agreement or this Release Agreement,  Executive voluntarily executes this Release Agreement, acknowledges that the only consideration for executing this Release Agreement is that recited in the Change in Control Agreement or this Release Agreement, and that no other promise, inducement, threat, agreement, or understanding of any kind has been made by anyone to cause Executive to execute this Release Agreement.  Executive acknowledges and agrees that the consideration recited in this Release Agreement is more than the Company is required to deliver under its policies and procedures, and that any additional consideration is delivered in consideration for Executive signing this Release Agreement.

EXECUTIVE AGREES THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS RELEASE AGREEMENT INCLUDING THE RELEASE OF CLAIMS AND FULLY UNDERSTANDS ITS TERMS.

EXECUTIVE UNDERSTANDS THIS RELEASE AGREEMENT CONTAINS A FINAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THAT EXECUTIVE CAN MAKE NO FURTHER CLAIM OF ANY KIND AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF ACTIONS OCCURRING THROUGH THE DATE EXECUTIVE EXECUTES THIS RELEASE AGREEMENT.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AGREEMENT AND HAS HAD AN OPPORTUNITY TO REVIEW THIS RELEASE AGREEMENT WITH AN ATTORNEY.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS ENTERING INTO THIS RELEASE AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITHOUT ANY COERCION.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS HAD TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE AGREEMENT.  IF EXECUTIVE SIGNS THIS RELEASE AGREEMENT PRIOR TO THE EXPIRATION OF THE TWENTY-ONE (21) DAYS, EXECUTIVE AGREES THAT EXECUTIVE DOES SO VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

(Signature page follows)

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IN WITNESS WHEREOF, each of the parties has executed this Release Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

EXECUTIVE

___________________________________
[Name of executive officer]

Date:  _____________________________

FRONTIER COMMUNICATIONS CORPORATION

___________________________________
[Name]

___________________________________
[Title]

Date:  _____________________________

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